Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Tuesday, November 22, 2005	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2006 Third-Quarter Results

Net Sales and Net Income Exceed High-end of Outlook;

Board of Directors Expand Share Repurchase Program to $200 Million

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the third quarter ended October 31, 2005.

Third-Quarter Results At A Glance

Three months ended October 31, 2005
GAAP Basis:
• Net Sales	$5.1 billion
• Operating Income	$44.1 million
• Net Income	$23.0 million
• Net Income Per Diluted Share	$.40 per share

Non-GAAP Basis(1):
• Operating Income	$52.0 million
• Net Income	$30.7 million
• Net Income Per Diluted Share	$.53 per share

(1)	Please refer to the Reconciliation of GAAP to Non-GAAP Measures that is contained in the attached financial summary. This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the third quarter ended October 31, 2005, were $5.1 billion, an increase of 6.6 percent from $4.8 billion in the third quarter of fiscal 2005 and an increase of 5.4 percent from the second quarter of the current fiscal year. Operating income, based upon Generally Accepted Accounting Principles (“GAAP”), for the third quarter was $44.1 million, or .87 percent of net sales, a decrease from $56.7 million, or 1.19 percent of net sales, in the third quarter of fiscal 2005. Results for the third quarter of fiscal 2006 include $4.8 million of restructuring charges and $3.2 million of consulting costs related to the company’s restructuring program in the EMEA region (Europe, Middle East and export sales to Africa) announced in May 2005. Excluding the restructuring charges and consulting costs, operating income, on a non-GAAP basis, was $52.0 million, or 1.02 percent of net sales. Compared with the second quarter of the current fiscal year, third-quarter operating income on a non-GAAP basis increased 48 percent to $52.0 million from $35.2 million.

Tech Data Reports Third-Quarter Results November 22, 2005	Page 2 of 8

The company reported net income, on a GAAP basis, of $23.0 million, or $.40 per diluted share for the third quarter of fiscal 2006, compared to net income of $37.8 million, or $.64 per diluted share, for the prior year period. Excluding the restructuring charges and consulting costs, net income, on a non-GAAP basis, for the third quarter of fiscal 2006 totaled $30.7 million, or $.53 per diluted share.

“Our focused restructuring efforts in EMEA are delivering measurable operating improvements as demonstrated by our third-quarter results. We continue to generate industry-leading growth and operating results in the Americas — underscoring our position as a leading IT distributor,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “While we are pleased with the improvements we’ve made in our business, there is more work to be done. Through continued discipline and process enhancements, we expect to drive better worldwide operating results in the quarters ahead.”

Share Repurchase Program

The company also today announced that the Board of Directors has authorized the expansion of its existing share repurchase program. Under the expanded program, the company is authorized to repurchase in aggregate up to $200 million of common stock. During the third quarter, the company purchased 1.5 million shares of common stock at a cost of $54.8 million, bringing its total shares repurchased during fiscal 2006 under the program to 2.8 million shares at a value of $100 million. Jeffery P. Howells, executive vice president and chief financial officer, commented “Tech Data’s solid balance sheet and available cash provide the company with the flexibility to support a stock repurchase program while continuing to invest in our worldwide business. Combined with the company’s EMEA restructuring program efforts, our share repurchase program provides a solid platform for increased shareholder value over the long-term.”

Financial Summary

•	Net sales in the Americas during the third quarter were $2.5 billion, or 48 percent of worldwide net sales, while net sales in EMEA totaled $2.6 billion, or 52 percent of worldwide net sales. The Americas’ net sales increased 15.3 percent while net sales in EMEA decreased 0.4 percent (0.8 percent increase on a local currency basis) over the third quarter of fiscal 2005. Compared to the second quarter of the current fiscal year, net sales in the Americas increased 5.2 percent and in EMEA increased 5.5 percent (6.5 percent increase on a local currency basis).

•	Gross margin for the third quarter was 5.15 percent of net sales, a decrease from 5.52 percent of net sales in the third quarter of fiscal 2005. The year-over-year decline in gross margin was primarily attributable to challenges in the company’s EMEA operations and changes in customer and product mix in both regions.

•	Third-quarter selling, general and administrative expenses (SG&A) were $213.2 million, or 4.19 percent of net sales compared to $206.9 million, or 4.33 percent of net sales in the third quarter of fiscal 2005. Excluding the $3.2 million of consulting costs incurred in the EMEA region during the third quarter of fiscal 2006, SG&A totaled $210.0 million, or 4.13 percent of net sales. The year-over-year decline in SG&A as a percent of net sales was primarily attributable to cost saving initiatives and productivity improvements, particularly in EMEA, as the

Tech Data Reports Third-Quarter Results November 22, 2005	Page 3 of 8

company begins to realize the benefits associated with the restructuring program. On a non-GAAP basis, excluding EMEA consulting costs, SG&A in the third quarter of fiscal 2006 declined $6.8 million as compared to the second quarter of fiscal 2006.

•	Third-quarter operating income in the Americas was 1.61 percent of net sales compared to 1.69 percent of net sales in the third quarter of fiscal 2005. In EMEA, operating income was ..17 percent of net sales in the third quarter of fiscal 2006 compared to .78 percent of net sales in the third quarter of fiscal 2005. On a non-GAAP basis, excluding restructuring charges and consulting costs, the company had operating income of .48 percent of net sales in EMEA in the third quarter of fiscal 2006. This is an improvement from an operating loss, on a non-GAAP basis, of (.09) percent of net sales in the second quarter of the current fiscal year.

•	Total debt to total capital was 16 percent at October 31, 2005.

EMEA Restructuring Program

The company recorded $4.8 million of charges during the third quarter of fiscal 2006 related to its EMEA restructuring program which were comprised of $4.3 million related to workforce reductions and $.5 million related to facility consolidations. Year-to-date, the company has recorded $24.1 million in restructuring charges and anticipates generating future annualized savings of approximately the same amount. The program and related actions are designed to better align the EMEA operating cost structure with the current business environment. Excluding consulting costs, the company expects to incur total charges in the range of $40 million to $50 million related to the EMEA restructuring program and generate annualized savings in the same range.

Nine-month Results

Net sales for the nine-month period ended October 31, 2005, were $15.0 billion, an increase of 5.8 percent from $14.2 billion in the nine-month period ended October 31, 2004. On a regional basis, net sales in the Americas represented 47 percent of worldwide net sales, and increased 12.9 percent to $7.1 billion from $6.3 billion in the prior-year comparable period. EMEA represented 53 percent of worldwide net sales, and increased 0.2 percent (decreased 1.9 percent on a local currency basis) to $7.93 billion from $7.92 billion for the nine-month period ended October 31, 2004.

Gross margin for the nine-month period was 5.28 percent, down from 5.69 percent in the prior-year comparable period. As noted above, the year-over-year decline in gross margin was primarily attributable to challenges in the company’s EMEA operations and changes in customer and product mix in both regions.

Operating income, on a GAAP basis, for the nine-month period ended October 31, 2005, was $111.8 million, or .75 percent of net sales, compared with $160.2 million, or 1.13 percent of net sales, in the prior year. On a non-GAAP basis, excluding restructuring charges and consulting costs recorded during the second and third quarters of fiscal 2006, operating income for the nine-month period ended October 31, 2005 totaled $141.2 million, or .94 percent of net sales.

Tech Data Reports Third-Quarter Results November 22, 2005	Page 4 of 8

For the nine-month period ended October 31, 2005, the company incurred a net loss of $(2.9) million, or $(.05) per diluted share, on a GAAP basis, compared with net income of $103.1 million, or $1.75 per diluted share, in the prior year. On a non-GAAP basis, excluding $29.4 million of restructuring charges and consulting costs related to the EMEA region and a $56.0 million charge during the second quarter to increase the valuation allowance against certain deferred tax assets, net income was $80.4 million, or $1.37 per diluted share for the nine-month period ended October 31, 2005.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the fourth quarter ending January 31, 2006, excluding any restructuring charges and consulting costs related to the EMEA region, which are estimated to be $10 to $12 million, or other charges, is as follows:

•	Net sales are expected to be in the range of $5.30 billion to $5.45 billion.

•	Net income is expected to be in the range of $36.0 million to $39.0 million.

•	Net income per diluted share is expected to be in the range of $.63 to $.69.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Our management also uses this information internally for forecasting, budgeting and other analytical purposes. The non-GAAP financial measures enable investors to analyze the core financial and operating performance of the company and to facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, excludes restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; risk of declines in inventory value; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of November 22, 2005. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Tech Data Reports Third-Quarter Results November 22, 2005	Page 5 of 8

Webcast Details

Tech Data will be discussing its third-quarter results along with its outlook for the fourth-quarter on a conference call today at 10:00 a.m. (EDT). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:00 p.m. (EDT) on Tuesday, November 29, 2005.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500®, Tech Data generated $19.8 billion in net sales for its fiscal year ended January 31, 2005. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

            or

Danyle Anderson, Director, Investor Relations and Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)

Tech Data Reports Third-Quarter Results November 22, 2005	Page 6 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended October 31,		Nine months ended October 31,
	2005	2004	2005	2004
Net sales	$5,087,654	$4,771,090	$14,996,076	$14,172,217
Cost of products sold	4,825,626	4,507,504	14,204,939	13,365,814

Gross profit	262,028	263,586	791,137	806,403
Selling, general and administrative expenses	213,160	206,911	655,195	646,164
Restructuring charges	4,813	—	24,102	—

Operating income	44,055	56,675	111,840	160,239
Interest expense and other	6,867	4,471	19,017	15,377
Net foreign currency exchange loss (gain)	338	(1,811)	1,730	(2,493)

Income before income taxes	36,850	54,015	91,093	147,355
Provision for income taxes	13,886	16,205	94,020	44,207

Net income (loss)	$22,964	$37,810	$(2,927)	$103,148

Net income (loss) per common share:
Basic	$.40	$.65	$(.05)	$1.78

Diluted	$.40	$.64	$(.05)	$1.75

Weighted average common shares outstanding:
Basic	57,365	58,147	58,195	58,008
Diluted	57,935	59,088	58,195	59,018

Tech Data Reports Third-Quarter Results November 22, 2005	Page 7 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	October 31, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$245,556	$195,056
Accounts receivable, net	2,046,549	2,217,474
Inventories	1,530,030	1,492,479
Prepaid expenses and other assets	153,581	151,480

Total current assets	3,975,716	4,056,489
Property and equipment, net	133,630	146,144
Goodwill	135,624	149,719
Other assets, net	138,697	205,384

Total assets	$4,383,667	$4,557,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$25,803	$68,343
Accounts payable	1,847,573	1,757,838
Current portion of long-term debt	291,558	291,625
Accrued expenses and other liabilities	440,978	450,066

Total current liabilities	2,605,912	2,567,872
Long-term debt	14,548	17,215
Other long-term liabilities	43,919	45,178

Total liabilities	2,664,379	2,630,265

Total shareholders’ equity	1,719,288	1,927,471

Total liabilities and shareholders’ equity	$4,383,667	$4,557,736

Tech Data Reports Third-Quarter Results November 22, 2005	Page 8 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended October 31,		Nine months ended October 31,
	2005	2004	2005	2004
GAAP operating income	$44,055	$56,675	$111,840	$160,239
Restructuring charges	4,813	—	24,102	—
Other costs (1)	3,174	—	5,265	—

Non-GAAP operating income	$52,042	$56,675	$141,207	$160,239

GAAP net income (loss)	$22,964	$37,810	$(2,927)	$103,148
Restructuring charges	4,813	—	24,102	—
Other costs (1)	3,174	—	5,265	—
Tax effect on restructuring charges and other costs	(236)	—	(2,102)	—
Deferred tax assets valuation allowance	—	—	56,039	—

Non-GAAP net income	$30,715	$37,810	$80,377	$103,148

GAAP net income (loss) per diluted share	$.40	$.64	$(.05)	$1.75
Restructuring charges	.08	—	.41	—
Other costs (1)	.05	—	.09	—
Tax effect on restructuring charges and other costs	—	—	(.03)	—
Deferred tax assets valuation allowance	—	—	.95	—

Non-GAAP net income per diluted share	$.53	$.64	$1.37	$1.75

GAAP weighted average common shares outstanding
Basic	57,365	58,147	58,195	58,008
Diluted	57,935	59,088	58,195	59,018
Non-GAAP weighted average common shares outstanding
Basic	57,365	58,147	58,195	58,008
Diluted	57,935	59,088	58,862	59,018

(1)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.